EXHIBIT 99.1

PRG-Schultz International, Inc. Fixes Effective Time of One-for-Ten Reverse
Stock Split as 8:00 A.M., Eastern Time, August 14, 2006

Friday August 11, 11:22 am ET

ATLANTA--(BUSINESS WIRE)--Aug. 11, 2006--PRG-Schultz International, Inc. (NASDAQ: PRGX - News) today announced that following approval of the shareholders at the Company's annual meeting held this morning, it has filed an amendment to its Articles of Incorporation that effects a 1-for-10 reverse stock split of the Company's outstanding common stock. Fractional shares will be rounded up. The number of common shares outstanding will be reduced from 65,117,547 to approximately 6,511,918. The company has fixed 8:00 a.m., Eastern Time, August 14, 2006 as the effective time of the one-for-ten reverse stock split.

The Company's common stock will trade under the symbol "PRGXD" for 20 trading days beginning August 14, 2006 to designate that it is trading on a post-reverse split basis, and will resume trading under the symbol "PRGX" after the 20-day period has expired.

The completion of the 1-for-10 reverse stock split was a critical step in the Company's plan to regain compliance with the listing requirements of the Nasdaq National Market. The Company is awaiting the final ruling of a Nasdaq Hearing Panel on the continued listing of the Company's common stock on the Nasdaq National Market.

Following the reverse stock split, the new conversion price for the Company's Series A Preferred Stock will be $2.8405, and the conversion price for the 10% Senior Convertible Notes Due 2011 will be $6.50.

About PRG-Schultz International, Inc.
Headquartered in Atlanta, PRG-Schultz International, Inc. is the world's leading recovery audit firm, providing clients throughout the world with insightful value to optimize and expertly manage their business transactions. Using proprietary software and expert audit methodologies, PRG-Schultz industry specialists review client purchases and payment information to identify and recover overpayments.

Contact:
PRG-Schultz International, Inc.
Peter Limeri, 770-779-6464

Source: PRG-Schultz International, Inc.